Exhibit 99.(a)(1)(M)

FORM OF EMAIL:

To:  [Name]
From:  Chordiant Software, Inc.
Date:  April 5, 2007
Subject:   NOTIFICATION REGARDING AMENDMENT NO. 1 TO OFFER TO AMEND ELIGIBLE OPTIONS

This notice is to inform you that on April 5, 2007 we have amended our Offer pursuant to the Offer to Amend Eligible Options (the "Offering Memorandum") previously filed with the U.S. Securities and Exchange Commission on March 29, 2007. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum. Pursuant to this amendment, we have expanded the means by which you may submit your completed Election Form to Lydia Terrill to include any of the following:

•	via fax (at 408-517-5084 or 408-517-6103)
•	hand delivery
•	email (lydia.terrill@chordiant.com)
•	inter-office mail
•	U.S. mail, courier or express delivery service to Chordiant Software, Inc. 20400 Stevens Creek Boulevard, Suite 400, Cupertino, CA 95014, Attention: Lydia Terrill.

Attached is a copy of Amendment No. 1 to the Offering Memorandum. Further, as a reminder, when you submit your Election Form via email to Lydia Terrill at lydia.terrill@chordiant.com, please use the “delivery receipt” option in Outlook and print a copy of the delivery receipt that is sent to you so that you have a record of delivery. When you submit your Election Form via facsimile, please save the confirmation of facsimile and when you submit your Election Form via express delivery service, please obtain a copy of the confirmation of delivery for your records. You will need to submit copies of these documents as evidence of your timely and proper submission in the event that you do not receive a Notice of Receipt of Election Form or Final Election Confirmation Statement.